Exhibit 99.1

Ocean Power Technologies Ships Multi-Day Capable WAM-V® for Indo-Pacific Operations

Successfully demonstrates three days of continuous survey operations

MONROE TOWNSHIP, NJ, April 30, 2025 - Ocean Power Technologies, Inc. (NYSE American: OPTT) (“OPT” or the “Company”), a leader in innovative, cost-effective, low-carbon and artificial intelligence maritime services that enable safer and more productive ocean operations and related power, data, and service solutions, today announced the shipment of a WAM-V® 22’ with autonomous capabilities designed to provide offshore surveys with 24/7 operational payloads for multiple days without requiring a return to base.

This WAM-V® recently completed a successful demonstration, conducting a three day fully remote, continuous survey operation, while deploying a simulated survey payload.

Philipp Stratmann, CEO of Ocean Power Technologies, commented, “This is a great milestone for OPT. The vastness of the Pacific Ocean makes this an important capability for our customers. This design enables the WAM-V® to conduct prolonged operations inclusive of survey, maritime security, and/or environmental research with a complex array of above and below the waterline sensing capability.”

For additional details on Ocean Power Technologies, please visit www.oceanpowertechnologies.com.

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets, including Merrows™, which provides AI capable seamless integration of Maritime Domain Awareness Systems across platforms. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services. The Company’s headquarters is in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

FORWARD-LOOKING STATEMENTS

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties, including the continued shipment of WAM-V®s with autonomous capabilities designed to provide offshore surveys for multiple days without requiring a return to base, the potential continuing success with the delivery of customer services over extended timeframes, the conversion of potential customers to contracts and the realization of the potential revenue thereunder. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 203-561-6945 or investorrelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com